Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp.
651-704-5818
Imation Reports Q1 2008 Revenue of $530.9 Million, up 25.8%
Gross Profit Margin of 18.6%
Diluted EPS of $0.29 on Operating Income of $19.5 Million including
Restructuring and Other Charges
Oakdale, MN (April 24, 2008) — Imation Corp. (NYSE:IMN) today released financial results for the quarter ended March 31, 2008.
Highlights for Q1 include the following:
•	Revenue of $530.9 million was up 25.8 percent compared with Q1 2007 revenue of $421.9 million. Growth was driven by optical and consumer electronics products primarily due to the TDK Recording Media and Memcorp acquisitions which closed in Q3 2007 as well as currency benefits.

•	Q1 2008 operating income of $19.5 million and diluted earnings per share of $0.29 are compared with $23.6 million of operating income and diluted EPS of $0.44 in Q1 2007. Operating income in Q1 2008 included restructuring and other charges of $0.7 million. Diluted EPS included restructuring and other charges of $0.04 in Q1 2008.

•	Cash generated from operations for the first quarter was $32.8 million and approximately 830,000 shares were repurchased during the quarter for $19.4 million.
     Commenting on the results, Imation President and CEO Frank Russomanno said: “We are pleased with our Q1 earnings in the face of challenging economic conditions. We benefited from the TDK Recording Media acquisition, our restructuring actions and improved margins in optical and flash products. These factors helped offset declines in our legacy magnetic tape formats. Our gross margin improved over two percentage points compared with Q4, even on seasonally lower revenue. Operating expenses of $78.5 million were as expected and we anticipate further improvement as we continue to integrate our acquisitions.”
     “Revenue growth in the quarter was driven by our TDK Recording Media and Memcorp acquisitions as well as currency benefits. We saw softening demand from our enterprise tape customers in the financial services sector both in the U.S. and Europe. Europe was softer than planned in optical products as well, despite positive currency benefits. As expected, our flash business declined and profit margins improved as we continued our previously announced rationalization of our U.S. consumer flash business.”

     “We are pleased with our progress to date in our acquisition integration as well as the transformation of Imation to a brand and product management company. We remain committed to the financial targets for FY 2008,” he concluded.
     A teleconference is scheduled for 9:00 AM Central Daylight Time today, April 24, 2008. The call-in number is 866-244-4616 (see Webcast and Replay Information at the bottom of this release).
First Quarter 2008 and 2007 Financial Highlights

(Dollars in millions, except per share amounts)	Q1 08	Q1 07	% Change
Net Revenue	$530.9	$421.9	25.8%
Gross Profit	$98.7	$81.8	20.7%
% of Revenue	18.6%	19.4%
SG&A	$71.9	$45.2	59.1%
% of Revenue	13.5%	10.7%
R&D	$6.6	$12.4	-46.8%
% of Revenue	1.2%	2.9%
Restructuring and Other	$0.7	$0.6	16.7%
Operating Income	$19.5	$23.6	-17.4%
% of Revenue	3.7%	5.6%
Net Income	$11.0	$15.7	-29.9%
Diluted Earnings per Share	$0.29	$0.44	-34.1%
Operating Cash Flows	$32.8	$6.2	429.0%
Reconciliation of GAAP to Adjusted Results

	Q1 08		Q1 07
(Dollars in millions, except per share amounts)	Operating		Operating
	Income	Diluted EPS	Income	Diluted EPS
As Reported — GAAP	$19.5	$0.29	$23.6	$0.44

Restructuring and other	0.7	0.04	0.6	0.01

Adjusted — Non-GAAP	$20.2	$0.33	$24.2	$0.45
Comparison of GAAP to Non-GAAP Financial Measures
     The Non-GAAP financial measurements are provided to assist in understanding the impact of restructuring and other charges on our actual results of operations when compared with prior periods. We believe that adjusting for these items will assist investors in making an evaluation of our performance on a comparable basis against prior periods. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.
     Net Revenue was $530.9 million, up 25.8 percent from Q1 2007, driven by the TDK Recording Media and Memcorp acquisitions which closed in Q3 2007. Revenue in the Americas segment, which represented 40.4 percent of total revenue in the quarter, was relatively flat from the comparable period a year ago. Revenue from the Europe segment, which represented 33.2 percent of total revenue in the quarter, increased 23.4 percent driven by the TDK Recording Media acquisition. Revenue growth of 78.3 percent in the Asia Pacific segment, which represented 21.5 percent of total revenue in the quarter, was also driven by the TDK Recording Media acquisition. Revenue from the Electronic Products segment, a new operating segment resulting from the Memcorp acquisition, was $25.8 million or 4.9 percent of total revenue in the quarter. The Q1 2008 total revenue growth as compared with Q1 2007 was generated by overall volume growth of approximately 29 percent and favorable currency impact of five percent, partially offset by price erosion of eight percent.
     Gross Margin of 18.6 percent was down from 19.4 percent in Q1 2007, but up 2.1 percentage points from 16.5 percent in Q4 2007. Our gross margin as a percent of revenue decreased in Q1 2008 as compared with the first quarter of 2007, driven by changes in our product mix and by reduced gross profits in our legacy magnetic tape formats. Our gross margin as a percent of revenue increased sequentially from the fourth quarter of 2007, driven by product mix shifts, improved margins in our optical products and currency benefits during the quarter.
     Selling, General & Administrative (SG&A) spending was $71.9 million or 13.5 percent of revenue, compared with $45.2 million or 10.7 percent of revenue in Q1 2007 and $71.8 million or 10.2 percent of revenue in Q4 2007. The increase in expense from Q1 2007 was due to several factors including the addition of TDK Recording Media and Memcorp SG&A expenses and intangible asset amortization as well as spending for integrating the acquisitions and incremental brand investments. These items were partially offset by synergies achieved from acquisition integration as well as spending declines elsewhere.
     Research & Development (R&D) spending was $6.6 million or 1.2 percent of revenue, compared with $12.4 million or 2.9 percent of revenue reported in Q1 2007. The decrease in R&D expense is due to the result of savings from restructuring actions initiated in the second quarter of 2007 as the Company focuses its activities primarily on development of new magnetic tape formats.
     Operating Income was $19.5 million, compared with operating income of $23.6 million reported in Q1 2007. The operating income decline was driven by reduced gross profits in our legacy magnetic tape formats. In addition, our Electronic Products segment incurred a loss of $2.7 million in the seasonally soft first quarter. Total operating income included restructuring and other expense of $0.7 million compared with $0.6 million in Q1 2007. Adjusting for the impact of these expenses, operating income was $20.2 million compared with $24.2 million for Q1 2007 (see table entitled Reconciliation of GAAP to Adjusted Results above).
     Non-Operating Income/Expense and Income Taxes: Non-operating expense of $1.2 million in Q1 2008 is compared with $1.5 million of non-operating income in Q1 2007. The change relates primarily to a reduction in interest income. The effective tax rate in Q1 2008 was 39.9 percent compared with 37.5 percent in Q1 2007. The effective tax rate increased due to one-time tax effects primarily associated with restructuring and other charges.
     Diluted Earnings per Share was $0.29 for Q1 2008 compared with $0.44 diluted EPS in Q1 2007. Adjusting for the above noted impact of restructuring and other expense and the one-time tax effects, diluted earnings per share was $0.33 for Q1 2008 compared with $0.45 for Q1 2007 (see table entitled Reconciliation of GAAP to Adjusted Results above).
     Cash Flow, Working Capital and Balance Sheet: Cash flow generated from operations totaled $32.8 million in Q1 2008 compared with $6.2 million in Q1 2007. Cash flow used in investing activities in Q1 2008 included $8.0 million related to the purchase of the minority interests in our Imation Japan subsidiary. During the quarter we also paid $31.3 million to fully repay the notes payable associated with the Memcorp acquisition. Depreciation and amortization was $12.6 million for the quarter. We repurchased approximately 830,000 shares during the quarter for $19.4 million and dividends of $6.0 million were paid in Q1 2008. Our cash balance as of March 31, 2008 was $105.5 million.

2008 Business Outlook
This business outlook, which is unchanged from the outlook issued in January 2008, is subject to the risks and uncertainties described below.
•	Revenue is targeted at approximately $2.4 billion, representing growth of approximately 16 percent over 2007.

•	Operating income, including restructuring and other charges, is targeted to be in the range of $95 million to $105 million. We anticipate restructuring and other charges to be in the range of $4 million to $6 million for 2008.

•	Diluted earnings per share is targeted between $1.51 and $1.68 which includes the negative impact of approximately $0.08 from restructuring and other charges.

•	Capital spending is targeted in the range of $15 million to $20 million.

•	The tax rate is anticipated to be in the range of 35 percent to 37 percent, absent any one-time tax items that may occur in the future.

•	Depreciation and amortization expense is targeted to be in the range of $48 million to $52 million.
Webcast and Replay Information
A webcast of Imation Corp.’s first quarter teleconference will be available on the Internet on a listen-only basis at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Daylight Time on April 24, 2008 until 5:00 PM Central Daylight Time on April 29, 2008 by dialing 866-837-8032 (access code 1216587). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
About Imation Corp.
Imation Corp. is focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage as well as consumer technology products. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date.

Risk factors include our ability to successfully integrate the acquisitions of the TDK Recording Media business and the Memcorp business and achieve the anticipated benefits, including synergies, in a timely manner; our ability to successfully manage multiple brands globally; our ability to successfully defend our intellectual property rights, including the Memorex and TDK Life on Record brands and the Philips patent cross license; continuing uncertainty in global economic conditions and particularly U.S. conditions that make it difficult to predict product demand; the volatility of the markets in which we operate; our ability to meet our cost reduction and revenue growth targets; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and changes to our R&D organization and to realize the benefits expected from the related restructuring; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits from the Moser Baer and other strategic relationships and distribution agreements such as the GDM joint venture and Tandberg relationships; the competitive pricing environment and its possible impact on profitability and inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation; our ability to secure adequate supply of certain high demand products at acceptable prices; the ready availability and price of energy and key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products; the possibility that our goodwill or other assets may become impaired, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net revenue	$530.9	$421.9
Cost of goods sold	432.2	340.1

Gross profit	98.7	81.8

Selling, general and administrative	71.9	45.2
Research and development	6.6	12.4
Restructuring and other	0.7	0.6

Total	79.2	58.2

Operating income	19.5	23.6

Other (income) and expense:
Interest income	(0.9)	(2.5)
Interest expense	0.7	0.3
Other, net	1.4	0.7

Total	1.2	(1.5)

Income before income taxes	18.3	25.1

Income tax provision	7.3	9.4

Net income	$11.0	$15.7

Earning per common share:
Basic	$0.29	$0.45
Diluted	$0.29	$0.44

Weighted average shares outstanding:
Basic	37.7	34.9
Diluted	37.8	35.4

Cash dividend paid per common share	$0.16	$0.14

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$105.5	$135.5
Accounts receivable, net	417.0	507.1
Inventories, net	370.2	366.1
Other current assets	118.6	109.9

Total current assets	1,011.3	1,118.6

Property, plant and equipment, net	167.2	171.5
Intangible assets, net	367.5	371.0
Goodwill	55.3	55.5
Other assets	36.6	34.4

Total assets	$1,637.9	$1,751.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$286.4	$350.1
Accrued payroll	15.1	13.5
Other current liabilities	237.3	257.3
Current maturities of long-term debt	—	10.0

Total current liabilities	538.8	630.9

Other liabilities	44.7	45.0
Long-term debt, less current maturities	—	21.3

Shareholders’ equity	1,054.4	1,053.8

Total liabilities and shareholders’ equity	$1,637.9	$1,751.0

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Three months ended		Three months ended
	March 31, 2008		March 31, 2007		% Change
	Rev $	% Total	Rev $	% Total
Americas	214.7	40.4%	215.1	51.0%	-0.2%
Europe	176.1	33.2%	142.7	33.8%	23.4%
Asia Pacific	114.3	21.5%	64.1	15.2%	78.3%
Electronic Products	25.8	4.9%	—	NM	NM

Total	530.9	100.0%	421.9	100.0%

	Rev $	% Total	Rev $	% Total
Optical products	261.6	49.3%	192.7	45.7%	35.8%
Magnetic products	178.1	33.5%	162.4	38.5%	9.7%
Flash media products	26.9	5.1%	35.7	8.5%	-24.6%
Electronic products	25.8	4.9%	—	NM	NM
Accessories and other	38.5	7.2%	31.1	7.3%	23.8%

Total	530.9	100.0%	421.9	100.0%

	Op Inc $	OI %	Op Inc $	OI %
Americas	23.8	11.1%	24.5	11.4%	-2.9%
Europe	5.7	3.2%	11.1	7.8%	-48.6%
Asia Pacific	7.7	6.7%	6.4	10.0%	20.3%
Electronic Products	(2.7)	NM	—	NM	NM
Corp/Unallocated (1)	(15.0)	NM	(18.4)	NM	NM

Total	19.5	3.7%	23.6	5.6%

NM — Not meaningful

(1)	Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense and restructuring and other expense that are not allocated to the segments we serve. We believe this avoids distorting the operating income for the segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Operations & Cash Flow — Additional Information

	Three Months Ended
	March 31,
(Dollars in millions)	2008	2007
Gross Profit	$98.7	$81.8
Gross Margin %	18.6%	19.4%
Operating Income	$19.5	$23.6
Operating Income %	3.7%	5.6%
Capital Spending	$2.4	$5.4
Depreciation	$6.7	$7.0
Amortization	$5.9	$3.5
Tax Rate %	39.9%	37.5%
Asset Utilization Information *

	March 31,	December 31,
	2008	2007
Days Sales Outstanding (DSO)	67	64
Days of Inventory Supply	69	65
Debt to Total Capital	0.0%	3.0%

Other Information

Approximate employee count as of March 31, 2008:		2,130
Approximate employee count as of December 31, 2007:		2,250
Book value per share as of March 31, 2008:		$28.12
Shares used to calculate book value per share (millions):		37.5
Imation repurchased approximately 830,000 shares of its stock in the first quarter of 2008 for $19.4 million.
Authorization for repurchase of 2.6 million shares remains outstanding as of March 31, 2008.

*	These operational measures, which we regularly use, are provided to assist in the investor’s further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.